Exhibit 10.13

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. [**] – INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

MANUFACTURING AND SUPPLY AGREEMENT

This MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) is dated as of February 27, 2014 (the “Effective Date”), between SKINNYPOP POPCORN LLC, a limited liability company organized under the laws of Illinois, (“Buyer”) and ASSEMBLERS FOOD PACKAGING LLC, a limited liability company organized under the laws of the state of Illinois (“Manufacturer” and together with Buyer, the “Parties”).

RECITALS

WHEREAS, Buyer is engaged in the business of, among other things, marketing and selling various food products, including popcorn;

WHEREAS, Manufacturer is in the business of, among other things, producing assembling, packaging and supplying products for clients; and

WHEREAS, Buyer shall provide proprietary manufacturing formulae and processes to Manufacturer from time to time (the “Formulae”) for the production of certain snack food products including popcorn and popcorn products (the “Product” or “Products”).

NOW, THEREFORE, in consideration of the mutual promises of the parties and the consideration which is set forth herein, the parties hereto agree as follows:

1. DEFINITIONS.

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of equity interests, by contract, or otherwise.

“Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of the consolidated assets of the Party to a Third Party Purchaser; (ii) a sale resulting in no less than a majority of the common units (or equivalent equity interest) on a fully diluted basis being held by a Third Party Purchaser; or (iii) a merger, consolidation, recapitalization or reorganization of the company with or into a Third Party Purchaser that results in the inability of its members to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Confidential Information” means all non-public, confidential or proprietary information disclosed before, on or after the date hereof, by a Party to the other Party or to its Affiliates, or to any of their employees, officers, directors, partners, shareholders, agents, attorneys, accountants or advisors (collectively, “Representatives”), including but not limited to information about its business affairs, Products and services, processes, procedures, formulas, raw materials, ingredients, techniques, sequences, customers, vendors, packaging, cooking, distribution, finances, capacity, systems, specifications, programs, pricing, costs, marketing plans, inventions, trade secrets, forecasts, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information and other sensitive or proprietary information, including the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential.” Notwithstanding the foregoing, Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

(a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach by the Receiving Party or any of its Representatives;

(b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(e) is required to be disclosed pursuant to applicable Law.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) patents; (b) trademarks; (c) internet domain names, whether or not trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (e) trade secrets; and (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Person” means any natural person, corporation, company, partnership, association, sole proprietorship, trust, joint venture, non-profit entity, institute, governmental authority, trust association or other form of entity not specifically listed herein.

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding common units (or equivalent equity interest) or (b) is not an Affiliate of any Person who directly or indirectly owns or has the right to acquire any common units (or equivalent equity interest).

2. PRODUCTION.

2.1 Manufacture. Subject to the terms and conditions of this Agreement, during the Term, Manufacturer shall manufacture the Products exclusively on behalf of Buyer. All Product shall be manufactured at Manufacturer’s facility at 2850 West Columbus Ave, Chicago, IL 60652, or any other location as mutually agreed upon by the parties (the “Production Facility”). Manufacturer shall utilize Buyer Equipment (defined herein), Manufacturer’s Equipment (defined herein) and staff designated for the production of the Product for Buyer, according to Buyer’s Specifications (defined herein). In the event that Buyer desires to manufacture any Product with a third party manufacturer other than Manufacturer or Buyer, Manufacturer shall have a right of first refusal to produce such Product on the same or better terms and conditions provided by such third party manufacturer to Buyer. Following Manufacturer’s receipt of notice by Buyer of Buyer’s desire to manufacture a Product with a third party manufacturer, including an outline of the terms and conditions thereof, Manufacturer shall notify Buyer within 30 calendar days of its desire to elect such right of first refusal.

2.2 Specifications. Manufacturer shall manufacture and process the Product in strict accordance with the Specifications (as hereafter defined). The “Specifications” shall mean the Formulae, raw and packaging material specifications, recipes, formulations, specifications, artwork, graphics, label copy, finished product standards, manufacturing practices and other confidential and proprietary information relating to the Products provided to Manufacturer by Buyer from time to time.

2.3 Changes in Specifications. Manufacturer acknowledges and agrees that Buyer is and shall remain the owner of all recipes, processes, formulations, specifications, artwork, graphics, and label copy furnished by, or developed for, Buyer and other confidential and proprietary information relating to the Products. Buyer shall have the right from time to time at its sole option to modify the Formulae and any related formulations for the Products included as part of the Specifications upon reasonable notice to Manufacturer. Buyer shall also have the right, from time to time, to require modifications or alterations in the processing techniques utilized to manufacture the Products. Upon such modification, the prices shall be adjusted by mutual agreement of the Parties to reflect any increased or decreased costs as a result of such modifications or alterations.

2.4 No Minimums. Both Parties understand and acknowledge that the quantity and variety of the Product ordered by Buyer will be derived from marketing projections that may not necessarily depict actual sales volume since the Products may represent a new entry by Buyer into the snack food market; therefore, the total quantity of Product to be purchased hereunder is subject to wide fluctuation. Notwithstanding anything contained herein to the contrary, Buyer shall not be required to purchase any minimum quantity of any Product from Manufacturer. This Agreement shall not be deemed to constitute a requirements contract or to impose any obligation to purchase any portion of output by Buyer.

3. STORAGE, SHIPMENT, RETURNS AND RISK OF LOSS.

3.1 Storage. Manufacturer shall provide storage and handling services for the Product, Buyer packaging, and any other Product-related materials at its Production Facility. The cost of such storage and handling services shall be included in the charges for Product as set forth on Exhibit A.

3.2 Packaging and Labeling. Manufacturer shall properly pack, mark and ship Products and provide Buyer with shipment documentation showing such information as shall be required by Buyer from time to time.

3.3 Shipment. At the request of Buyer, Manufacturer shall load and ship the Product, with appropriate shipping documents, at Manufacturer’s Facility, and in such quantities as may be designated by Buyer.

3.4 Ownership and Risk of Loss.

(a) Buyer shall retain title to the popcorn kernels, oil and other raw ingredient toppings used in the production of the Product and stored at Manufacturer’s facility. Manufacturer shall retain title to all film and corrugated, and to finished Product until it leaves Manufacturer’s facility.

(b) Manufacturer shall bear the risk of loss or damage to any of the Products (including all film, corrugated and finished Product) that occurs prior to the departure of Buyer’s designated carrier from Manufacturer’s facility. Buyer shall bear the risk of loss or damage to any of the Products after departure from Manufacturer’s facility.

3.5 Inspection and Returns. The Parties agree that because of the just-in-time nature of the production and shipment timetable, it will not be practicable for Buyer to inspect all Products prior to shipment. Therefore Manufacturer agrees to accept all customer returns of Product. Buyer shall have the right to offset any amounts owed under this Agreement against any return credits payable to Buyer.

4. PRICE. Buyer shall pay Manufacturer the prices for Product set forth on Exhibit A, as amended in accordance with this Agreement from time to time. Such prices include the following components: (i) Manufacturer’s actual Labor Cost; (ii) Manufacturer’s actual Material Cost; and (iii) the Manufacturing Fee, as defined and as set forth below.

(a) Buyer shall reimburse Manufacturer for its actual cost of labor in connection with the production and manufacture of the Product (“Labor Cost”).

(b) Buyer shall reimburse Manufacturer for its actual cost of packaging and materials, which shall include film, corrugated, final pallet and shrink-wrapping (together, the “Material Cost”). Notwithstanding the foregoing, Buyer shall retain the right to procure its own packaging material, which Manufacturer shall utilize in the production and manufacture of the Product at no additional Material Cost to Buyer.

(c) Buyer shall pay Manufacturer a manufacturing fee equal to [**] of Manufacturer’s actual Material Cost (“Manufacturing Fee”).

(d) Neither Labor Cost nor Material Cost shall be subject to increase except at the end of a calendar quarter upon not less than [**] days written notice to Buyer. In no event shall Labor Cost or Material Cost be increased by greater than [**] per calendar quarter without the prior written consent of Buyer.

5. EQUIPMENT.

5.1 Manufacturer shall, from time to time, acquire equipment for the production, assembling, packaging and/or manufacturing of the Products, including but not limited to vertical form fill and seal machines, and conveyors, as listed on Exhibit B attached hereto (the “Manufacturer Equipment”). Manufacturer covenants that it shall insure the Manufacturer Equipment in accordance with standard industry practice.

5.2 Buyer shall, from time to time, acquire equipment for use by Manufacturer in the production, assembly and/or manufacturing of the Products, including popcorn poppers, as listed on Exhibit B attached hereto (the “Buyer Equipment”). Buyer covenants that it shall insure the Buyer Equipment in accordance with standard industry practice.

5.3 Both the Manufacturer Equipment and the Buyer Equipment shall be used exclusively for the benefit of Buyer in connection with the manufacture and production of the Products. Neither the Buyer Equipment nor the Manufacturer Equipment shall under any circumstance be used by Manufacturer for any other purpose during the Term of this Agreement.

5.4 In the event that Buyer terminates this Agreement prior to [**] months following the acquisition date of any article of Manufacturer Equipment (for each article of Manufacturer Equipment, the “Expiration Date”) for reasons other than a breach by Manufacturer, unless the Agreement is assumed by an acquirer of all or substantially all of Buyer’s assets (a “Purchaser”), Buyer shall pay to Manufacturer an equipment fee for each such article of Manufacturer Equipment (the “Equipment Fee”), which shall equal the product of (C) (Multiple Factor as listed on Exhibit B attached hereto) and the number of months remaining, at the termination of this Agreement, until the Expiration Date for each article of equipment. For the sake of clarity, Buyer shall only be relieved of its obligation to pay the Equipment Fee to the extent that the Purchaser agrees to assume and be bound by the terms of this Agreement, including in respect of its continuing obligation regarding the Equipment Fee, as applicable.

6. BAILMENT.

6.1 All ingredients designated as “Buyer Ingredients” on Exhibit C (collectively, “Bailed Property”) is and will at all times remain the property of Buyer and be held by Manufacturer on a bailment-at-will basis.

6.2 Only Buyer has any right, title or interest in and to the Bailed Property, except for Manufacturer’s limited right, subject to Buyer’s sole discretion, to use the Bailed Property in the performance of Manufacturer’s obligations under this Agreement. Manufacturer shall not use the Bailed Property for any other purpose. Manufacturer shall not comingle Bailed Property

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

with the property of Manufacturer or with that of a Person other than Buyer or Manufacturer and shall not move any Bailed Property from Manufacturer’s premises without the prior written approval by Buyer. Buyer may, at any time, for any reason and without additional payment of any kind, retake possession of any Bailed Property. Upon Buyer’s request, Bailed Property will be immediately released to Buyer or delivered to Buyer by Manufacturer. To the fullest extent permitted by law, Manufacturer shall not allow any third party encumbrance to be imposed on or attach to the Bailed Property through Manufacturer or as a result of Manufacturer’s action or inaction.

6.3 Manufacturer acknowledges and agrees that Buyer is neither the manufacturer of the Bailed Property nor the Manufacturer’s agent.

6.4 Inventory. Manufacturer will, in accordance with its normal business practices, maintain a written inventory of all Bailed Property that sets forth a description and the location and quantity of all Bailed Property, and provide a copy of this inventory to Buyer upon request. Manufacturer shall mark all Bailed Property permanently and conspicuously to identify it as the property of Buyer.

7. COVENANTS.

7.1 Compliance with Laws. The Product produced by Manufacturer under this Agreement shall be free from adulteration and Manufacturer does hereby guarantee to Buyer that, at the time of delivery of such Product, the Product shall comply with all applicable Federal, state and local laws and regulations of the United States.

7.2 Production Facility and Equipment.

(a) Manufacturer shall maintain an allergen-free environment, which shall include, but not be limited to, a facility free at all times from peanuts, tree nuts, gluten and dairy, for the production of the Products (as used herein, “Allergen Free”).

(b) Manufacturer shall at all times during the Term of this Agreement maintain a Safe Quality Food Institute (SQF) Level 2 rating and shall be Kosher certified. Upon request of Buyer, and not less than annually, Manufacturer shall provide Buyer with copies of a recent report prepared by the Safe Quality Food Institute indicating its rating.

7.3 Non-Competition and Non-Solicitation. Manufacturer acknowledges understands and agrees that Buyer’s ability to reserve confidential and proprietary information for the exclusive knowledge and use of Buyer is of great competitive importance and commercial value to Buyer, and that improper use or disclosure by Manufacturer is likely to result in unfair or unlawful competitive activity. Therefore, Manufacturer agrees as follows.

(a) During the Term of this Agreement and for a period of [**] following the termination or expiration of the Term (the “Restricted Period”), Manufacturer shall not, and shall not permit any of its Affiliates to, directly or indirectly:

(i) other than for Buyer pursuant to the terms of this Agreement, engage in or assist any party (including for itself or its Affiliates) in engaging in the production of any popcorn or popcorn products (the “Restricted Business”) worldwide (the “Territory”);

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or

(iii) intentionally interfere in any material respect with the business relationships between Buyer and its customers or suppliers.

(b) During the Restricted Period, neither Manufacturer nor Buyer shall, nor shall they permit any of their respective Affiliates to, directly or indirectly, engage or solicit any supplier, employee or contractor of the other or encourage any such supplier, employee or contractor to terminate its engagement with the other.

7.4 Labeling and Recall Procedures. All Products shall be labeled by Manufacturer and bear such information as required by and in accordance with all applicable laws (including Federal, state and local) relating to each such Product. Labeling shall include, without limitation, coding necessary to identify the Manufacturer, production location, line, production date, lot number and open code expiration date. Manufacturer is responsible for any recall related to the Product failing to comply with any laws relating to ingredients contained in the Product, nutritional standards of the Product as displayed on the packaging, the weight of the Product as displayed on the packaging, and harmful materials contained in the Product. Manufacturer shall also maintain (and shall provide Buyer a copy of) written recall procedures in a form customary for the pre-packaged food industry and that ensure compliance with applicable laws relating to each such Product.

7.5 No Liens. Manufacturer shall not, and shall not permit any of its subsidiaries or Affiliates to create, incur, assume, or suffer to exist, directly or indirectly, any lien on or with respect to the Products of any kind, whether now owned or hereafter acquired, except for liens created pursuant to this Agreement.

8. INTELLECTUAL PROPERTY.

8.1 Ownership. Buyer is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all Intellectual Property Rights arising out of or related to the Specifications, whether pre-existing or hereafter developed or as modified from time to time (collectively “Buyer Intellectual Property”). Manufacturer agrees that any such Buyer Intellectual Property is hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for Buyer. If, for any reason, any of the Buyer Intellectual Property does not constitute a “work made for hire,” Manufacturer hereby irrevocably assigns to Buyer, in each case without additional consideration, all right, title and interest throughout the world in and to the Buyer Intellectual Property, including all Intellectual Property Rights therein. Notwithstanding the above, Manufacturer shall retain all Intellectual Property Rights related to its logo and any methodology that Manufacturer employs in manufacturing the Product, whether pre-existing or hereafter developed, provided that such methodology was not provided to Manufacturer by

Buyer (“Manufacturer Intellectual Property”). The Parties agree to negotiate in good faith the terms of a license to any Manufacturer Intellectual Property to the extent necessary for the manufacture, marketing or sale of the Products after term of this Agreement.

8.2 Each of Manufacturer and Buyer hereto acknowledge and agree that:

(a) except to the extent expressly provided in a written agreement between Buyer and Manufacturer, Buyer (or its licensors) will retain all Buyer Intellectual Property used to create, embodied in, used in and otherwise relating to the Specifications;

(b) any and all of the Buyer Intellectual Property is and are the sole and exclusive property of Buyer or its licensors;

(c) any goodwill derived from the use by Manufacturer of the Buyer Intellectual Property Rights inures to the benefit of Buyer or its licensors, as the case may be;

(d) if Manufacturer acquires any Intellectual Property Rights in or relating to any Buyer Intellectual Property (including any rights in any trademarks, or derivative works relating thereto), by operation of law, or otherwise, such rights are deemed and are hereby irrevocably assigned to Buyer or its licensors, as the case may be, without further action by either Party.

8.3 Prohibited Acts. Manufacturer shall not:

(a) take any action that may interfere with any of Buyer’s rights in or to the Buyer Intellectual Property, including its ownership or exercise thereof;

(b) register or apply for registrations, anywhere in the world, for Buyer’s trademarks or any other trademark that is similar to Buyer’s trademarks or that incorporates Buyer’s trademarks in whole or in confusingly similar part;

(c) use any mark, anywhere, that is confusingly similar to Buyer’s trademarks;

(d) engage in any action that tends to disparage, dilute the value of, or reflect negatively on the Products purchased under this Agreement (including Products) or any trademark of Buyer;

(e) misappropriate any of Buyer’s trademarks for use as a domain name without prior written consent from Buyer; or

(f) alter, obscure or remove any of Buyer’s trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including the Products), marketing materials or other materials that Buyer may provide.

9. CONFIDENTIALITY.

9.1 Protection of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) certain Confidential Information. The Receiving Party shall:

(a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

9.2 The Receiving Party shall be responsible for any breach of this Section 9 caused by any of its Representatives. On the expiration or earlier termination of this Agreement, the Receiving Party and its Representatives shall, promptly return or destroy all Confidential Information and copies thereof that it has received under this Agreement.

10. WARRANTIES AND REPRESENTATIONS.

10.1 Manufacturer Representations. Manufacturer warrants and represents to Buyer that:

(a) All of the Products that Manufacturer manufactures, processes, and packages under this Agreement (i) shall be manufactured, processed, and packaged Allergen Free and strictly in conformity with applicable sanitation standards set forth in United States Food and Drug Administration, the United States Department of Agriculture, and the State and Local Governmental Agency (or, in the case of Products to be shipped or distributed in Canada, the Canadian equivalent thereof) having jurisdiction over the manufacturing, processing, and packaging of the Products, and all applicable rules and regulations, as amended, (ii) shall conform strictly to Specifications, and (iii) shall be fit and wholesome for human consumption and shall meet all requirements of applicable statutes, rules, and regulations of the United States and any state or local government.

(b) All materials, ingredients, supplies, and packaging materials that Manufacturer uses in the manufacture of the Products shall be merchantable, of good quality, free from defects, and fit for the purpose intended. This warranty shall not apply to any such materials or ingredients that Buyer furnishes; however, Manufacturer shall evaluate any such materials or ingredients that Buyer furnishes and reject the same if not merchantable, of good quality, and fit for the purpose intended.

(c) No delivery shall bear or contain any food additive, pesticide, or other substance as of the date of such delivery that is unsafe for human consumption within the meaning of the Federal Food Drug and Cosmetic Act, with all revisions and amendments pertaining to such statute.

(d) The execution of this Agreement and performance of its obligations under this Agreement does not, and will not, abrogate, breach, or conflict with any agreement, mortgage, pledge, or contract to which Manufacturer is a party or to which the Production Facility or any of the equipment, fixtures, or personal property that the Production Facility contains is subject.

(e) Manufacturer is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated thereby. The execution, delivery, and performance by Manufacturer of this Agreement has been duly authorized by all necessary action on the part of Manufacturer. The execution, delivery, and performance by Manufacturer of this Agreement does not and will not (i) violate any material provision of Federal, state, or local law or regulation applicable to Manufacturer, its charter or bylaws/operating agreement, or any order, judgment, or decree of any court or other governmental authority binding on Manufacturer or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of Manufacturer where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a material adverse effect, on the business or operations of Manufacturer. The execution, delivery, and performance by Manufacturer of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any governmental authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect. This Agreement has been duly executed and delivered by Manufacturer and is the legally valid and binding obligation of Manufacturer, enforceable against Manufacturer in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(f) Manufacturer neither owns any ownership interest in, nor does it provide any services (consulting or otherwise) to any Person engaged in the production or marketing of popcorn or popcorn products other than Buyer, with the exception of repacking prepackaged popcorn products.

(g) THE FOREGOING WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES NOT EXPRESSLY SET FORTH HEREIN, WHETHER EXPRESS OR IMPLIED BY OPERATION OF LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

10.2 Buyer Representations. Buyer warrants and represents to Manufacturer that it is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated thereby. The execution, delivery, and performance by Buyer of this Agreement has been duly authorized by all necessary action on the part of Buyer. The execution, delivery, and performance by Buyer of this Agreement does not and will not (i) violate any material provision of Federal, state, or local law or regulation applicable to Buyer, its charter or bylaws/operating agreement, or any order, judgment, or decree of any court or other governmental authority binding on Buyer or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of Buyer where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a material adverse effect, on the business or operations of Buyer. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any governmental authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect. This Agreement has been duly executed and delivered by Buyer and is the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

11. INDEMNITY BY MANUFACTURER. Manufacturer shall indemnify and shall hold harmless Buyer (including any Buyer Affiliates) from and against any and all claims, consumer claims, demands, actions, suits, causes of action, damages, and expenses (including, but not limited to, expenses of investigation, settlement, litigation, and attorneys’ fees incurred in connection therewith) (together “Claims”) that any Person makes, sustains, or brings against Buyer (including any Buyer Affiliates) in connection with (i) Manufacturer’s breach of this Agreement; and (ii) the injury, illness, or death of any Person caused or alleged to be caused by the purchase, consumption or use by such Person of any of the Products that Manufacturer manufactures, stores, ships or delivers to Buyer in breach of Manufacturer’s warranties under this Agreement; provided, however, that Manufacturer shall not indemnify and hold harmless Buyer for any claims caused exclusively by defective ingredients designated Buyer Ingredients on Exhibit C attached hereto, provided that Manufacturer did not have knowledge and would not reasonably be expected to have had knowledge of such defect in the Buyer Ingredients. Manufacturer shall also indemnify and shall hold Buyer harmless from any Claims in connection with Manufacturer’s performance of its obligations hereunder that result from the gross negligence of Manufacturer or its agents or employees.

12. INDEMNITY BY BUYER. Buyer shall indemnify and hold harmless Manufacturer (including any Manufacturer Affiliates) from and against any and all Claims that any Person makes, sustains, or brings against Manufacturer for (i) Buyer’s breach of this Agreement; or (ii) the recovery of damages for the injury, illness, or death of any Person caused or alleged to be caused by (a) the consumption or use by such Person of any of the Products that Manufacturer ships or delivers to or at the direction of Buyer pursuant to this Agreement if such injury, illness, or death results solely from the gross negligence of Buyer or its agents or employees, (b) the Buyer Ingredients, provided that Manufacturer did not have knowledge of such defect in the Buyer Ingredients, or (c) the Buyer Equipment, provided however that Buyer shall have not indemnification obligations under this Section 12 to the extent that Manufacturer misused or failed to maintain the Buyer Equipment.

13. LIMITATION ON LIABILITY. The limit of Manufacturer’s liability (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to Buyer or to any third party concerning performance or non-performance by Manufacturer, or in any manner related to this Agreement, for any and all claims shall be [**].

14. INSURANCE. Each Party shall maintain in full force and effect during the term of this Agreement comprehensive general liability insurance coverage, including contractual liability and completed operations liability coverage and recall insurance, fire, casualty, business interruption, products liability, machinery, products recall (and similar insurable commercial disturbances or governmental actions) with a mutually acceptable nationally recognized insurance carrier. Such insurance shall be on an occurrence basis; that is, it shall cover any claim made for injuries or damages arising out of an event occurring during the term of the policy regardless of whether the claim is made after the expiration of the term of the policy. In particular, Manufacturer covenants and agrees that it shall maintain in full force and effect during the Term of this Agreement each of the insurance policies listed on Exhibit D, attached hereto, at the levels and in accordance with terms provided therein. Manufacturer shall name as an additional insured the parties specified on Exhibit D, with minimum limits set forth therein. The Parties shall confer and coordinate in order to avoid overlapping coverage where unnecessary, and Manufacturer shall make available a schedule of all insurance coverage obtained and any other documents specified in Exhibit D.

15. RESALES OF THE PRODUCT. Buyer shall have complete and sole discretion as to the sale and resale of the Products, including the pricing of the Products, the advertising, marketing, sales, and distribution of the Products, and the expenses it incurs in connection therewith. In no event shall Manufacturer sell, distribute or otherwise dispose of the Products to any Person other than as directed by Buyer.

16. TERM. The term of this Agreement shall commence as of the date of this Agreement and shall continue in full force and effect for a period of 5 years (the “Initial Term”). This Agreement shall automatically renew for additional 5 year periods thereafter (each, a “Renewal Term” and together with the Initial Term, as the case may be, the “Term”), unless either Party provides notice to the other of its election not to renew at least 90 days prior to expiration of the Term or any Renewal Term thereof or is terminated in accordance with Section 16 herein.

17. TERMINATION. Either Party may terminate this Agreement:

(a) if the other Party materially breaches or violates any of the warranties, representations, agreements, covenants, or conditions that this Agreement contains or requires and such breaching Party fails to remedy the breach or violation within [**] days after receipt from the non-breaching Party of written notice of the breach or violation; or

(b) if the other Party makes an assignment for the benefit of its creditors, commits any act of bankruptcy, has a receiver appointed, or otherwise admits of its inability to pay its

(c) debts as they mature, or if a private party garnishes its assets or a governmental authority sequesters its assets.

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

18. EFFECT OF TERMINATION. In the event of termination of this Agreement, such termination shall be without prejudice to any rights that may have accrued to Manufacturer or Buyer at the dale of termination. Buyer agrees that no outstanding purchase orders for the Products will be terminated or affected and that Manufacturer will continue to perform and discharge any such orders in accordance with the applicable terms of supply set forth herein. Upon the expiration or termination of this Agreement, or at Buyer’s request at any time during the Term of this Agreement, Manufacturer and its Representatives shall promptly return to Buyer all copies, whether in written, electronic or other form or media, of Buyer’s Confidential Information, or destroy all such copies and certify in writing to Buyer that such Confidential Information has been destroyed. In addition, Manufacturer shall also destroy all copies of any notes created by Manufacturer or its Representatives and certify in writing to Buyer that such copies have been destroyed. In addition, Manufacturer shall immediately account for and return to Buyer all packaging materials and ingredients that Buyer has supplied pursuant to this Agreement, and unless otherwise agreed by the Parties, Buyer shall purchase any inventory, raw materials, ingredients, packaging materials purchased by Manufacturer in reasonable anticipation of one or more forecasts provided by Buyer.

19. FORCE MAJEURE. If either Party is prevented from performing any of its obligations under this Agreement or is substantially delayed in such performance by reason of any cause beyond its control, including any governmental restrictions, acts of God, crop shortages, riots, war, fire, labor disputes, or other causes of FORCE MAJEURE, it shall be excused from the performance of its obligations affected by the reasons referred to, or from the delay in such performance. If such condition continues for a period of sixty days and substantially interferes with the further performance by either Party of this Agreement, either Party may terminate this Agreement on thirty days’ written notice to the other Party. If this Agreement is terminated under this Section 18, each Party shall bear the costs it has incurred before the date of termination specifically related to the Products not delivered to Buyer by the date of termination.

20. INDEPENDENT CONTRACTORS. The parties are independent contractors and engage in the operation of their own respective businesses. Neither Manufacturer nor Buyer shall be considered the agent of the other for any purpose whatsoever. Neither Manufacturer nor Buyer has any authority to enter into any contracts or assume any obligations for the other or to make any warranties or representations on behalf of the other. Nothing in this Agreement shall be considered to establish a relationship of co-partners or joint venturers between Manufacturer and Buyer.

21. NOTICES. Unless otherwise provided in this Agreement, all notices relating to this Agreement shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or facsimile to the addresses set forth below:

If to Buyer:	SkinnyPop Popcorn LLC
8135 Monticello

Skokie, Illinois 60076
E-mail: andy@skinnypop.com
Attention: Andrew S. Friedman

with copies to:	RPCK Rastegar Panchal, PC
120 West 45th Street, 28th Floor
New York, New York 10036
Attn: Chintan Panchal, Esq.
Fax No.: 347-772-3070
Email: Chintan@rpck.com

If to Manufacturer:	Assemblers Food Packaging LLC
2850 West Columbus Avenue
Chicago, Illinois 60652
Attn: Joel Rosenbacher
Fax No. 773-378-2000
Email: joel@assemblers.com

with copies to:	Baker & McKenzie LLP
300 East Randolph Street, Suite 5000
Chicago, Illinois 60601
Attn: Alexandra Lee, Esq.
Fax No. +1 312 698 2246
Email: alexandra.lee@bakermckenzie.com

22. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

22.1 Governing Law. The validity of this Agreement, the construction, interpretation, and enforcement hereof, and the rights of the parties with respect to all matters arising hereunder or related hereto, and any claims, controversies or disputes arising hereunder or related hereto shall be determined under, governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any of its conflict of law provisions or the United Nations Convention on Contracts for the International Sale of Goods.

22.2 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS (EACH A “CLAIM”), TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

22.3 Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK AND THE STATE OF ILLINOIS, IN ANY ACTON OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 21.

23. GENERAL PROVISIONS.

23.1 Successors and Assigns. Neither party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, provided however, that (i) Buyer may freely assign any of its rights or delegate any of its obligations to any Purchaser that accepts and agrees to assume and be bound by all of the terms of this Agreement (including, without limitation, any then outstanding obligations in respect of the Equipment Fee), and (ii) Manufacturer may assign its rights or delegate its obligations to an Affiliate, subject to Buyer’s prior approval, which shall not be unreasonably withheld. In addition, notwithstanding Section 15 and subject to Section 5.4, if a Purchaser opts not to assume Buyer’s obligations under this Agreement, this Agreement shall terminate [**] from the date of the closing of the transaction involving the sale of all or substantially all of Buyer’s assets (the “Transition Period”). Any purported assignment or delegation in violation of this Section is null and void.

23.2 Amendments and Waivers. No amendment, waiver or other modification of any provision of this Agreement, and no consent with respect to any departure therefrom, shall be effective unless the same shall be in writing and signed by the parties hereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given.

23.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

23.4 Interpretation. This Agreement shall be construed as a whole in accordance with the fair meaning of its language and, regardless of who is responsible for its original drafting, shall not be construed for or against either Party.

23.5 Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the parties agree that such unenforceable provision be

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

modified to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

23.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

23.7 Integration. This Agreement reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SKINNYPOP POPCORN LLC

By:	/s/ Andrew S. Friedman

Name:	Andrew S. Friedman

Title:	CEO

ASSEMBLERS FOOD PACKAGING LLC

By:	/s/ Joel Rosenbacher

Name:	Joel Rosenbacher

Title:	President

EXHIBIT A

Pricing

PRICING 2/17/2014

ITEM	Labor	Corrugated	Film	Pallet	Mark up	TOTAL
TYPE	Per case or per display	Per case or per display	Per case or per display		15% for Film and corrugated	Price per case or per display including mark up and pallet
4.4oz(12ct)	[**]	[**]	[**]	NA	[**]	[**]
SkinnyPack	[**]	[**]	[**]	NA	[**]	[**]
30 CT (.65ozBags)	[**]	[**]	[**]	NA	[**]	[**]
24 CT (.65oz Bags)	[**]	[**]	[**]	NA	[**]	[**]
20 CT (.65oz Bags)	[**]	[**]	[**]	NA	[**]	[**]
1oz (24ct in 30pack carton)	[**]	[**]	[**]	NA	[**]	[**]
Pallet displays	[**]	[**]	[**]	[**]	[**]	[**]	per pallet
4.4 mixed 208ct display	[**]	[**]	[**]	[**]	[**]	[**]	per pallet
14oz CHED 108ct display	[**]	[**]	[**]	[**]	[**]	[**]	per pallet
Sweet/Ched 4.4oz (12ct)	[**]	[**]	[**]	NA	[**]	[**]
BP 4.4oz 12ct	[**]	[**]	[**]	NA	[**]	[**]
Walmart 108ct half pallet	[**]	[**]	[**]	[**]	[**]	[**]	per half pallet
1oz 12ct	[**]	[**]	[**]	NA	[**]	[**]

Final price shall include a [**] mark up on Corrugated and Film only. All other items shall be reimbursed at cost. Final price includes pallets that are required.

Please note prices subject to change quarterly in accordance with Section 4(d).

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit to Manufacturing Agreement

1

EXHIBIT B

Equipment

Equipment	Ownership

Popcorn Poppers	Buyer

Vertical Form Fill & Seal Machine	Manufacturer

Conveyors	Manufacturer

Manufacturer Equipment

Equipment & Purchase Price	Serial Number and Bag	Purchase Date (A)	Expiration Date (B)	Multiple Factor (C)
Line 1 [**]	Hayssen #1 M380S88450/ Ishida #1 56096	October 1, 2011	September 1, 2015	[**]

Line 2 [**]	Hayssen #1 S380S88451/ Ishida #2 56497	April 15, 2012	March 15, 2016	[**]

Line 3&4 [**]	Hayssen #3 M380S88787/ Ishida #3 57957 Hayssen #4 MCHSP03536/ Ishida #6 57480	April 17, 2013	March 17, 2017	[**]

Line 5 [**]	Hayssen #5 M380S88867/ Ishida #4 58384	June 25, 2013	May 25, 2017	[**]

Line 6 [**]	Hayssen #6 M380S88902/ Ishida #7 100021941	December 5, 2013	November 5, 2017	[**]

Line 7 [**]	Hayssen #7 M380S88913/ Ishida #8 100021940	December 12, 2013	November 12, 2017	[**]

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit to Manufacturing Agreement

2

EXHIBIT C

Buyer Ingredients

Popcorn kernels

Sunflower oil

Black pepper

Evaporated cane juice

Cheddar flavoring

Salt

Outer bag (“SkinnyPack”)

Exhibit to Manufacturing Agreement

3

EXHIBIT D

Insurance Requirements

I.	Manufacturer and any and all tiers of sub-contractors shall provide the following minimum insurance coverage:

A.	Commercial General Liability: Combined Single Limit - [**] per occurrence and [**] annual aggregate per location. Such insurance shall be broad form and include, but not be limited to, contractual liability, independent contractor’s liability, products and completed operations liability, and personal injury liability. The policy shall name SkinnyPop Popcorn, LLC; Monticello Partners, LLC, its subsidiaries, affiliates, directors, officers, successors, assigns and mortgagees as additional insureds on ISO form CG 20 10 11 85 (or its equivalent) on a primary and non-contributory basis.

B.	Worker’s Compensation: Statutory Limits

C.	Employer’s Liability: Minimum liability limits of [**] bodily injury by accident each accident, [**] bodily injury by disease policy limit; [**] bodily injury each employee.

D.	Commercial Automobile Liability: Combined Single Limit - [**] per accident. Such insurance shall cover injury (or death) and property damage arising out of the ownership, maintenance or use of any private passenger or commercial vehicles and of any other equipment required to be licensed for road use.

E.	Property Insurance: All-risk, replacement cost property insurance to protect against loss of Manufacturer real property, machinery, equipment and personal property in accordance with Section 3 and Section 5 of the Agreement.

F.	Employee Dishonesty Insurance: Minimum limit of [**] and Third Party Fidelity Insurance with minimum limit of [**].

G.	Umbrella/Excess Liability: [**] per occurrence, [**] Annual Aggregate and [**] Products/Completed Operations Aggregate. Umbrella/Excess Liability must follow form over the coverages required in I.A., I.C, I.D above.

II.	Manufacturer and any and all tiers of sub-contractors waive any and all rights of subrogation for policies described in I.A., B., C, D., and G. above, provided that such waiver does not invalidate any insurance coverage

III.	All policies will be written by companies licensed to do business in the State where the work will be performed and which have an A.M. Best’s rating of not less than A- VIII.

IV.	Manufacturer shall furnish to Buyer Certificate(s) of Insurance on ACORD Form 25 or its equivalent evidencing the above coverage. Coverages shall be maintained without interruption during the Term of this Agreement.

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Exhibit to Manufacturing Agreement

4

V.	Manufacturer shall use its commercially reasonable efforts to procure that Certificate(s) of Insurance relating to policies required under this Agreement contain the following words verbatim:

“It is agreed that this insurance will not be canceled, not renewed or the limits of coverage in any way reduced without at least thirty (30) days advance written notice (ten [10] days for non-payment of premium) sent by certified mail, return receipt requested to:

Mr. Andy Friedman

Skinny Pop Popcorn, LLC

8135 Monticello Avenue

Skokie, IL 60076

Exhibit to Manufacturing Agreement

5

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. [**] – INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

ADDENDUM NO. 1

TO MANUFACTURING AND SUPPLY AGREEMENT

This Addendum #1 (this “Addendum”) to the Agreement (as defined below) is effective as of April 29, 2015 (the “Addendum Effective Date”) and is entered into by and between SKINNYPOP POPCORN LLC (“Buyer”) and ASSEMBLERS FOOD PACKAGING LLC (“Manufacturer”).

WHEREAS, Buyer and Manufacturer wish to modify the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is acknowledged by the parties, the parties agree to the following terms and conditions:

TERMS AND CONDITIONS

I. EFFECT OF ADDENDUM. For purposes of this Addendum, the Agreement will be defined as the Manufacturing and Supply Agreement dated February 27, 2014, by and between the Parties, and any and all schedules, exhibits and documentation referenced herein or therein (the “Agreement”). The Agreement is modified only to the extent specifically set forth in this Addendum. Any capitalized term used in this Addendum, which is not defined herein, will have the meaning as defined in the Agreement. Except as expressly set forth in this Addendum, nothing in this Addendum is intended to expand or otherwise modify the Parties’ respective rights and obligations as provided under the Agreement and the terms and conditions of the Agreement will continue in full force and effect.

II. ADDENDA TO THE AGREEMENT.

1.	TERM. The term of this Agreement began on the Effective Date of the Agreement and shall continue in full force and effect for an initial period of eight (8) years from the Effective Date (the “Initial Term”).

2.	TERMINATION. Buyer may terminate the Agreement upon [**] months written notice for any reason, subject to a payment of [**] to Manufacturer, which amount shall be paid within [**] days of the termination date set forth in that written notice. Such termination payment shall be in addition to any other amounts owed by Buyer to Manufacturer pursuant to the Agreement and this Addendum. To the extent that Buyer terminates the Agreement, the provisions of Section 7.3(a) of the Agreement shall not apply.

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

3.	MINIMUM ORDER REQUIREMENT PER YEAR. Notwithstanding anything to the contrary in Section 2.4 of the Agreement, Buyer agrees that as a minimum order, [**] pounds of Products will be ordered by Buyer from Manufacturer during each “Agreement Year” (the first beginning on February 27, 2014 and continuing to February 26, 2015, and repeating thereafter from each February 27 to February 26 of the succeeding calendar year) that the Agreement is in effect (“Minimum Order”), but shall be prorated for any Agreement Year in which the Agreement is in effect for less than the full Agreement Year. For any Agreement Year in which the Buyer’s order is less than the Minimum Order of Products, and Manufacturer is not the exclusive manufacturer of the Products, there shall be a penalty assessed of [**] of Products (prorated for any portion thereof) under the Minimum Order. For any Agreement Year in which the Buyer’s order is less than the Minimum Order, but Manufacturer continues to be the exclusive manufacturer of the Products, there shall be no Minimum Order penalty.

4.	NO RIGHT OF FIRST REFUSAL. As of the Addendum Effective Date Manufacturer shall not have a right of first refusal. In furtherance of the foregoing, the parties hereto hereby agree that the last two sentences of Section 2.1 of the Agreement shall have no further force and effect from and after the Addendum Effective Date.

5.	PACKAGING MATERIAL. Whether packaging materials are provided by Buyer or sourced by Manufacturer on Buyer’s behalf, it is understood that such amounts shall include, at Buyer’s expense, an allowance for scrap, which shall have the effect of increasing the gross requirements to compensate for expected loss of such materials during manufacturing. Specifically, corrugated shall have a scrap factor of [**], and film shall have a scrap factor of [**]. Scrap factors for other materials shall be as mutually agreed by the parties.

6.	INSURANCE. At Buyer’s request and expense, Manufacturer shall provide the following increased minimum insurance coverage for Umbrella/Excess Liability:

•	Umbrella/Excess Liability: [**] per occurrence, [**] Annual Aggregate and [**] Product /Completed Operation Aggregate.

The cost difference to Manufacturer between such increased minimum insurance and the respective original coverage amounts set forth on Exhibit D to the Agreement shall be invoiced to and reimbursed by Buyer on a quarterly basis during the Term, and shall be paid within [**] days of the date of each such invoice.

All other terms of the Insurance section of the Agreement remain in full force and effect.

7.	EXHIBITS. Exhibits A and B of the Agreement will be deleted in their entirety and the revised Exhibits A and B attached hereto will be substituted.

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8.	PRODUCTION. For the sake of clarity, Section 7.2(a) of the Agreement shall be amended and restated in its entirety as follows:

Manufacturer shall maintain a production line for the Products that is free at all times of peanuts, tree nuts, gluten and dairy, and of any other allergens that the parties may agree from time to time to exclude (as used herein “Allergen Free”).

III. INCONSISTENCIES. Except as explicitly amended hereby, the Agreement shall remain in full force and effect. In the event of inconsistencies between the terms and conditions of this Addendum and those of the Agreement, the terms and conditions of this Addendum will control. This Addendum may be executed in a number of counterparts, each of which, when so executed and delivered, will be deemed as originals, and all of which will constitute one and the same Addendum. This Addendum, together with the Agreement and the Exhibits, constitutes the entire agreement between the parties with respect to the subject matter set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be executed by their duly authorized representatives as of the Addendum Effective Date.

SKINNYPOP POPCORN LLC		ASSEMBLERS FOOD PACKAGING LLC

By	/s/ Thomas C. Ennis	By:	/s/ Joel Rosenbacher

Name:	Thomas C. Ennis	Name:	Joel Rosenbacher
Title:	President & CEO	Title:	President
Date:	5/29/15	Date:	5/29/15

[SIGNATURE PAGE FOR ADDENDUM NO. 1 TO MANUFACTURING AND SUPPLY AGREEMENT]

EXHIBIT A

Pricing

Assumes SP buying the materials
ITEM	Labor	Pallet	TOTAL
TYPE	Per case or per display		Price per case or per display including mark up and pallet
4.4oz (12ct) all flavors	[**]	NA	[**]
Skinny Pack	[**]	NA	[**]
30Ct (.65oz Bags)	[**]	NA	[**]
30Ct (.65oz Bags) CHED	[**]	NA	[**]
24 CT (.65oz Bags)	[**]	NA	[**]
24 CT (.65oz Bags) CAN	[**]	NA	[**]
20 CT (.65oz Bags)	[**]	NA	[**]
1oz (24ct in 30pack carton)	[**]	NA	[**]
Pallet displays	[**]	[**]	[**]	per pallet
4.4 mixed 208ct display	[**]	[**]	[**]	per pallet
14oz CHED 108ct display	[**]	[**]	[**]	per pallet
Walmart Half pallet	[**]	[**]	[**]	per half pallet
1oz 12ct	[**]	NA	[**]
1oz 12ct CHED	[**]	NA	[**]
4.4oz 6 pack	[**]	NA	[**]
10oz 6 pack	[**]	NA	[**]
60ct carton	[**]	NA	[**]
New Costco 9oz 2 pack	[**]	[**]	[**]	per pallet
48Ct FloorStand	[**]	[**]	[**]

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT B

Equipment

Equipment	Ownership

Popcorn Poppers	Buyer

Vertical Form Fill & Seal Machine	Manufacturer

Conveyors	Manufacturer

Manufacturer Equipment

Equipment & Purchase Price	Serial Number and Bag	Purchase Date (A)	Expiration Date (B)	Multiple Factor (C)
Line 1 [**]	Hayssen #1 M380S88450/ Ishida #1 56096	October 1, 2011	September 1, 2015	[**]

Line 2 [**]	Hayssen #2 S380S88451/ Ishida #2 56497	April 15, 2012	March 15, 2016	[**]

Line 3&4 [**]	Hayssen #3 M380S88787/ Ishida #3 57957 Hayssen #4 MCHSP03536/ Ishida #6 57480	April 17, 2013	March 17, 2017	[**]

Line 5 [**]	Hayssen #5 M380S88867/ Ishida #4 58384	June 25, 2013	May 25, 2017	[**]

Line 6 [**]	Hayssen #6 M380S88902/ Ishida #7 100021941	December 5, 2013	November 5, 2017	[**]

Line 7 [**]	Hayssen #7 M380S88913/ Ishida #8 100021940	December 12, 2013	November 12, 2017	[**]

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Line 8 [**]	Hayssen #8 S88986/ Ishida # 100035843	April 18, 2014	March 18, 2018	[**]

Line 9 [**]	Hayssen #9 S89018/ Ishida# 100047212	June 13, 2014	May 13, 2018	[**]

Line 10 [**]	Hayssen #10 M380S89036/ Ishida# 10063062	July 23, 2014	June 23, 2018	[**]

Line 11 [**]	TNA#11 S88986/ Ishida # 100035843	April 18, 2014	March 18, 2018	[**]

Line 12 [**]	TNA #12 S88986/ Ishida # 100035843	April 18, 2014	March 18, 2018	[**]

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.